THIS AGREEMENT is made effective as of January 1, 2009 (the “Effective Date”).

BETWEEN:

AMERICAN URANIUM CORPORATION, a Nevada corporation whose offices are located at 600-17th Street, Suite 2800, Denver CO 80202 (hereinafter referred to as the “Company”) OF THE FIRST PART

AND:

RICH ASSOCIATES, INC., a company duly incorporated pursuant to the laws of the State of Massachusetts and having an office at 5 Locust Road, Orleans, MA 02653 (hereinafter referred to as “RAI”) OF THE SECOND PART

WHEREAS:

A.

Mr. Robert Rich was instrumental in the formation of the Company and acting as the Company’s controlling stockholder, secured the Joint Venture Agreement between the Company and Strathmore Minerals Corporation;

B.	Mr. Robert Rich’s involvement in the Company’s Joint Venture with Strathmore was a key element in securing the original financing;

C.

Mr. Robert Rich, by his training and experience, is a qualified technical professional capable of providing consulting services that can assist the Company’s further projects and fulfill its strategic plan;

D.	The Company is engaged in, inter alia, the business of acquiring, exploring and developing mineral properties in the United States of America;

E.	The Company desires to retain RAI, Mr. Robert Rich’s employer, to provide certain services to the Company on the terms and conditions contained in this Agreement;

NOW THEREFORE IN CONSIDERATION of the mutual promises contained in this Agreement, the Parties agree as follows:

1.	SERVICES

(a)	RAI will provide consulting services to the Company which services are described in Schedule “A” to this Agreement (the “Services”).

(b)

RAI agrees that it will perform the Services described in Schedule “A” and designates that Mr. Robert Rich will hereinafter be referred to as the “Senior Consultant”. RAI agrees to dedicate sufficient time and resources to effectively deliver the Services and other services as required by the Company from time to time. In the event that Mr. Robert Rich is unable to attend to the Services, RAI, with the Company prior written approval, may substitute another Senior Consultant to perform certain tasks from time to time.

(c)

Reporting. The Senior Consultant will report directly to the Board of Directors of the Company and will keep the Directors informed of all matters concerning the Services as requested by the Company from time to time.

2.	REMUNERATION AND EXPENSES

(a)

Consulting Fee. As consideration for the services to be rendered by RAI hereunder, the Company agrees to pay RAI during the term of this Agreement a monthly consulting fee of $20,000 USD (the “Consulting Fee”). The Consulting Fee will be payable, in cash and/or shares of the Company at the sole discretion of RAI, on the first business day of each month during the “Term” of this Agreement.

The Consulting Fee may be adjusted following the 24 month anniversary of this Agreement from the Effective Date to reflect the average compensation paid to like consultants performing similar tasks under comparable circumstances. RAI shall thereafter, upon the Parties agreement to change the Consulting Fee, receive a monthly Consulting Fee equal to the greater of the “midpoint” of the top quartile for such service or $20,000 per month.

(b)	Bonus. RAI will receive bonuses as determined by the Company’s Executive Compensation Committee from time to time.

The Bonuses will be payable to RAI within 30 days following the Executive Compensation Committee’s approval of such bonuses.

The Bonuses may be paid in cash or in shares of the Company at RAI’s option.

A minimum bonus must be paid to RAI within 30 days following the Company’s achievement of the following milestones, as timely defined and approved by the Executive Compensation Committee:

Milestone	Occurrence	Bonus Amount
1	Company contributes US$12.5 million to Pine Tree-Reno Creek project and earns a 22.5% interest	US$120,000
2	Company completes its obligations under the Joint Venture Agreement with Strathmore Minerals and earns 60% of the Pine Tree-Reno Creek project	US$120,000

Milestone	Occurrence	Bonus Amount
3

Pine Tree-Reno Creek properties are put into profitable production by the Joint Venture or by a succeeding entity in which Company has an interest comparable to its interest in the Strathmore Joint Venture

US$240,000
4	Company’s U3 O8 NI 43:101 resource interests exceed a total of 20,000,000 lbs	US$60,000
5	Company’s U3 O8 NI 43:101 resource interests exceed a total of 30,000,000 lbs	US$100,000

No chronological order for Milestone attainment shall be implied or dictated by the above numerical listing. If attainment of any Milestone becomes impossible due to circumstances beyond the control of Company and RAI, the Parties shall meet within 60 days of such occurrence to mutually determine alternate Milestone(s) and Bonuses(s) that are substantively similar in value to the Company.

(c)

Expenses. In accordance with policies formulated by the Company from time to time, RAI will be reimbursed for all expenses reasonable incurred by it in connection with providing Services. All payments or reimbursements will be made within 15 days of submission by RAI of vouchers, bills, or receipts for any and all expenses, provided, however, that any such expense in excess of $5,000 other than for routine business travel, be approved by the Company in writing prior to RAI incurring same.

(d)

Stock Options. Subject to compliance with all applicable laws and the rules of any quotation system or stock exchange, then applicable, the Company will grant to RAI or its designates, 20% of the stock options available under the Company’s Stock Option Plan from time to time. If this Agreement is terminated then all the vested share option rights, if any, may be exercised for 180 days from termination.

The Options shall be subject in all respects to the terms of a Stock Option Agreement to be entered into between RAI and the Company (the “Stock Option Agreement”). In the event of a conflict between the terms of this Agreement and the terms of the Stock Option Agreement, the terms of the Stock Option Agreement shall govern. The Stock Option Agreement shall be in the form generally used by the Company for the grant of stock options. All of the Options will expire on the fourth anniversary of the date that they are granted or on such earlier date as may be provided in the Stock Option Agreement.

Unless and until the common shares represented by the Option (the “Shares”) are registered under the United Stated Securities Act of 1933, all certificates representing the Shares and any certificates subsequently issues in substitution therefore and any certificate for any securities issued pursuant to any stock split, share reclassification, stock dividend or other similar capital event shall bear legends in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON (AS DEFINED HEREIN) PURSUANT TO REGULATIONS UNDER THE UNITED STATES SECURITIES ACT O 1933, AS AMENDED (THE “1933 ACT”).

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATIONS UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FORM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT. “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATIONS UNDER THE 1933 ACT.

and

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES SHALL NOT TRADE THE SECURITIES IN CANADA BEFORE THE LATER OF THE DATE THAT IS FOUR MONTHS AND ONE DAY AFTER THE DISTRIBUTION DATE AND THE DATE THE COMPANY BECOMES A REPORTING ISSUER IN A PROVINCE OF CANADA.

and/or such legend or legends as the Company and its counsel deem necessary or appropriate. Appropriate stop transfer instructions with respect to the Shares may be placed with the Company’s transfer agent.

3.	TERM AND TERMINATION

a)

The “Term” of this Agreement will commence on the Effective Date and shall conclude, subject only to shareholder approval, 24 months after the Effective Date, unless earlier terminated in accordance with this Section 3. The Company undertakes to present this Services Agreement for shareholder approval as soon as practical.

b)

This Agreement may immediately be terminated by the Company for cause, by giving RAI and Senior Consultant at least five (5) days’ prior written notice. The Company shall pay to RAI any Remuneration and Expenses that are accrued through the Effective Date of termination. Termination for “Cause” shall include and be limited to: (A) gross negligence in the performance of the Services rendered pursuant to this Agreement that results in injury, monetary or otherwise to the business and operations of the Company; (B) Senior Consultant has been criminally charged by any police authority or other government entity with theft, fraud, or other illegal or dishonest conduct, or any crime against the person, including, but not limited to, assault or sexual assault; (C) Senior Consultant has engaged in acts of fraud or dishonesty against the Company; (D) Senior Consultant has engaged in acts that constitute sexual or other forms of illegal harassment, discrimination or retaliation; (E) RAI fails to provide the services as agreed to by the Parties; (F) RAI fails to follow and obey all lawful instructions made by the Board of Directors from time to time; (G) RAI’s designate cannot serve, due to disability or some incapacity, as the Company’s president and chief executive officer; (H) or Senior Consultant has made public remarks that disparage the Company or current or former members of its Board of Directors, officers, shareholders, advisors, affiliates or employees.

c)

Notwithstanding 3(b), this Agreement may be terminated by either Party, without cause, at any time by giving at least 90 days advance notice in writing to the other Party. RAI may terminate the Agreement as a result of a Change of Control of the Company or for failure to remit the monthly Consulting fee, expenses or bonus to RAI or its designates within 45 days of their due date.

d)

Beginning on the Effective Date, if this Agreement is terminated by the Company or if RAI terminates this Agreement for any reason, RAI will be immediately paid any Remuneration and Expenses not yet paid under the provisions of this Agreement. Interest on these amounts will be calculated at an annual rate of 24%.

The Company’s obligation to pay RAI and RAI’s eligibility for such payment of any remaining Remuneration and Expenses following the termination of this Agreement is conditioned upon RAI’s and Senior Consultant’s continued (i) compliance with all obligations under this Agreement and (ii) RAI’s and Senior Consultant’s timely execution of a release of claims in favor of the Company in a form satisfactory to the Company within twenty-one (21) days following the date of termination of this Agreement or within such other period as may be prescribed by the Company, and RAI and Senior must not revoke the release of claims.

e)	The Parties agree and understand that although the initial term of this Agreement is limited to two years it is the intention of the Parties to renew this Agreement annually.

f)	Upon termination of this Agreement for any reason, RAI shall upon receipt of all sums due and owing promptly deliver the following in accordance with the directions of the Company:

(i)	a final accounting, reflecting the balance of expenses incurred on behalf of the Company as of the date of termination;

(ii)	all documents pertaining to the Company or this Agreement, including but not limited to, all books of account, correspondence and contracts; and

(iii)	all equipment and any other property belonging to the Company.

4.	REWARD FOR TENURE

RAI and the Senior Consultant agree to subject Mr. Robert Rich to an annual physical examination in order to secure a key man insurance policy on the Senior Consultant’s life. The premiums for this policy will be paid by the Company. 80% of the policy’s death benefits shall be payable to the Company and 20% of the death benefits shall be paid to the heirs of the Senior Consultant.

5.	CONFIDENTIAL INFORMATION

(a)

For the purposes of this Agreement, “Confidential Information” shall mean non-public information which the Company designates as being confidential or which, under the circumstances surrounding disclosure, ought reasonably to be treated as confidential. Confidential Information includes, without limitation, information, whether written, oral or communicated by any electronic means (including all tangible materials containing Confidential Information, including without limitation, written or printed documents and computer disks or tapes, whether machine or user readable), relating to any confidential or secret activities, prospects, technical data, analysis or interpretations, projects, plans, reports, customer names or lists, financial information and strategic plans, released and unreleased Company software or hardware products, marketing or promotion, the Company’s business policies, practices, and information received from others which the Company is obliged to treat as confidential. Confidential Information disclosed to RAI by any subsidiary and/or agents of the Company is covered by this Agreement.

(b)	Confidential Information shall not include that information defined as Confidential Information herein which RAI can conclusively establish:

(i)	is or subsequently becomes publicly available without breach or any obligation of confidentiality by RAI;

(ii)	became known to RAI prior to disclosure by the Company to RAI;

(iii)	became known to RAI from a source other than the Company other than by the breach of any obligations of confidentiality owed to the Company;

(iv)	or is independently developed by RAI prior to the effective date of this Agreement.

(c)	RAI acknowledges that by virtue of this Agreement, it will have access to and acquire Confidential Information, which information is the exclusive property of the Company.

(d)

RAI also acknowledges that the disclosure of Confidential Information, either to competitors or third parties, would be highly detrimental to the interests of the Company and could cause irreparable harm to the Company. Accordingly, RAI undertakes to keep confidential all Confidential Information, and not to disclose it to any third party or to use it for any purpose either during or after the termination of this Agreement, except as may be necessary in the proper discharge of the Services, or with prior written permission from the Company, or as required by law.

(e)

RAI also agrees that all rights, title, interest in and to the Confidential Information, whether or not developed by RAI will be and remain the Company’s exclusive property, unless expressly transferred to RAI for good and valuable consideration.

(f)

All notes, data, tapes, customer files and other materials in any way relating to any of the Confidential Information or the Company’s Business undertaken or managed by RAI or coming into RAI’s possession by or through its relationship with the Company, shall belong exclusively to the Company, and RAI agrees to turn over to the Company all copies, both hard and soft, of any such materials in its possession or under its control, forthwith, at the request of the Company, or in the absence of a request, at the termination of the Agreement.

(g)

RAI shall notify the Company immediately upon discovery of any unauthorized use or disclosure of Confidential Information, and shall co- operate with the Company in every reasonable manner to aid the Company to regain possession of said Confidential Information and prevent all such further unauthorized use.

(h)	The provisions of this Section 5 shall survive the termination of the Agreement.

(i)

If RAI or Senior Consultant violate, or threaten to violate, any of the provisions of this Section 5 of this Agreement, the Company shall be entitled to seek temporary or permanent injunctive or equitable relief, without posting any bond or other security, in addition to all other rights and remedies it may have. RAI and Senior Consultant agree and acknowledge that if they violate, or threaten to violate, any of the provisions of this Section 5 of this Agreement, the Company will suffer irreparable harm for which money alone cannot fully compensate. By entering into this Agreement, the Parties agree that the Company is not electing any remedy or waiving any right under this Agreement, any other agreement or the law, including the right to seek damages from RAI and Senior Consultant. If the Company prevails in any legal action to enforce the covenants contained in this Section 5, or to enjoin RAI and/or Senior Consultant from violating this Section 5, the Company shall be entitled to recover, as part of its damages, its reasonable legal costs and expenses for bringing and maintaining any such action.

6.	DISCLOSURE AND OWNERSHIP OF INVENTIONS AND DEVELOPMENTS

(a)

RAI and Senior Consultant understand that, as part of the Services provided herein, RAI and Senior Consultant may be asked to create, or contribute to the creation of reports, documents, concepts, products, and processes together with any marketing programs, business or sales contracts, or any business opportunities prepared, produced, developed, or acquired by the Company and other proprietary works. RAI and Senior Consultant agree that any and all such reports, documents, concepts, products, and processes together with any marketing programs, business or sales contracts, or any business opportunities prepared, produced, developed, or acquired by the Company and other proprietary works that RAI and Senior Consultant are asked to prepare as part of the Services provided herein, shall be "works made for hire" and that the Company shall own all the rights in such works.

(b)

RAI and Senior Consultant agree to promptly inform the Company of the full details of all of the inventions, discoveries, improvements, innovations and ideas, whether or not patentable, copyrightable or otherwise protectable, that RAI and/or Senior Consultant conceives, completes or reduces to practice (whether jointly or with others) and which: (a) relate to the Company’s present or prospective business, or actual or demonstrably anticipated research and development; or (b) result from any work RAI and Senior Consultant perform during the term of this Agreement; or (c) result from or are suggested by any work that RAI and Senior Consultant may do for the Company.

(c)

RAI and Senior Consultant do hereby assign to the Company, RAI’s and Senior Consultant’s entire right, title and interest, including any copyrights, patent rights, mask work rights, and trade secrets rights, in any invention, creation, improvement, work or idea (collectively “Invention”), patentable or not, made or conceived wholly or in part by RAI and Senior Consultant during the course of RAI’s and Senior Consultant’s service for the Company pursuant to this Agreement. RAI and Senior Consultant will promptly disclose any Invention to the Company. On request, RAI and Senior Consultant will promptly execute specific assignments of title and rights to the Company and do anything else reasonably necessary to enable the Company to secure, maintain or defend any right in any Invention, anywhere in the world.

(d)

In addition to the foregoing assignments of all right, title and interest to any Invention, RAI and Senior Consultant hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, copyright applications, mask works, trade secrets and other intellectual property rights in any Inventions; and (ii) any and all “Moral Rights” (as defined below) that RAI and Senior Consultant may have in or with respect to any Inventions. RAI and Senior Consultant also hereby forever waive and agree never to assert any and all Moral Rights RAI and Senior Consultant may have in or with respect to any such Inventions, even after the termination of this Agreement.

(e)

For purposes of this Agreement, “Moral Rights” means any right to claim authorship of any Inventions, or to withdraw from circulation or control the publication or distribution of any Inventions, or any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a moral right.

(f)

Unless covered by an appropriate agreement between any third party and the Company, RAI and Senior Consultant shall not engage in any activities or use any facilities during the course of the Services provided pursuant to this Agreement with the Company that could result in claims of ownership to or rights in any Inventions being made by such third party.

7.	INDEPENDENT CONTRACTOR ARRANGEMENT

(a)

General. In performing the Services, Company and RAI acknowledge and agree that Senior Consultant shall be Company’s independent contractor rather than its employee. The parties understand and agree that: (i) Senior Consultant is not required to perform work exclusively for Company and that Senior Consultant is free to contract to provide services to other companies during the term of this Agreement, subject to Section 8; (ii) Company will not provide Senior Consultant any business registrations or licenses that may be required; (iii) The Company will not dictate the number of hours Senior Consultant is required to work; (iv) Company will not combine business operations with Senior Consultant; (v) Senior Consultant will not be directly paid for the Services provided herein, and will not be paid a salary or hourly rate; and (vi) Company will pay RAI only as provided herein.

11

(b)

Taxes. No payroll or employment taxes of any kind shall be withheld or paid with respect to payments to RAI for the services of Senior Consultant. RAI and Senior Consultant are solely responsible to report as income all compensation received from Company hereunder, and for paying all payroll and employment taxes including, but not limited to, FICA, FUTA, federal personal income tax, state personal income tax, state disability insurance tax, state unemployment insurance tax, and state workers’ compensation insurance taxes.

(c)

No Workers’ Compensation / Unemployment Compensation. Company shall not obtain any workers’ compensation or unemployment compensation insurance on account of Senior Consultant or RAI’s authorized employees, subcontractors or subcontractors’ employees, if any. Rather, RAI agrees to provide workers’ compensation and unemployment compensation insurance coverage for Senior Consultant and its authorized employees and shall ensure that all subcontractors approved by the Company and engaged by RAI provide workers’ compensation and unemployment compensation insurance coverage for their employees.

(d)

No Other Benefits. Company shall not provide to Senior Consultant (or to RAI’s authorized employees, subcontractors or subcontractors’ employees, if any) any benefits, including but not limited to holiday, vacation, paid time off, or sick pay; social security; workers’ compensation; unemployment compensation; Medicare; unemployment or disability insurance; health and welfare benefits; profit sharing; 401(k) or any employee stock option or stock purchase plans. RAI AND SENIOR CONSULTANT HEREBY WAIVE AND RELEASE ANY AND ALL RIGHTS TO ANY OF THE FOREGOING BENEFITS EVEN IF SENIOR CONSULTANT IS LATER RECLASSIFIED BY ANY COURT OF COMPETENT JURISDICTION TO BE A COMMON LAW EMPLOYEE OF COMPANY.

(e)

Miscellaneous. Senior Consultant shall exercise independent judgment regarding the manner in which Senior Consultant performs the Services while exercising his best efforts to comply satisfactorily with the terms of this Agreement. Senior Consultant agrees to comply with all ordinances, laws, orders, rules, and regulations related and/or applicable to the Services. Senior Consultant shall have no right or authority to assume or create any obligation of any kind or to make any representation or warranty on behalf of Company, whether express or implied, or to bind Company in any respect. This Agreement does not create an association, joint venture, or partnership between the parties nor does it impose any partnership liability upon either party. RAI is solely responsible for any taxes, remittances or payments required on account of the Consulting Fee, and will reimburse and indemnify the Company for any taxes, charges, penalties, interest or other expenses arising from the failure of RAI to make the payments referred to in this Section.

8.	REPRESENTATIONS AND WARRANTIES

(a)	During the term of this Agreement, RAI represents and warrants that it will ensure that:

(i)

the Services will be performed in a manner and with a level of skill consistent with similar services provided by third parties, and in accordance with the terms of this Agreement and in the best interests of the Company;

(ii)	RAI and Senior Consultant will devote as much time, labour and attention to the business of the Company as is necessary for the proper performance of the Services hereunder; and

(iii)	RAI and the Senior Consultant will refrain from acting in any manner contrary to the best interests of the Company or contrary to the duties of RAI as contemplated herein in;

(iv)	RAI and the Senior Consultant will refrain from providing services to any business enterprise in competition with the Company;

(v)	RAI and the Senior Consultant will refrain from taking personal advantage of any business opportunity in which the Company has, or might reasonably be expected to have, an interest; and

(vi)

RAI and the Senior Consultant have the right to perform the Services required under this Agreement without violation of obligations to others and that all advice, information, and documents given by RAI to the Company under this Agreement may be used fully and freely by the Company, unless otherwise so designated orally or in writing by RAI at the time of communication of such information (e.g. information shared with RAI in a confidential manner or on a non-attribution basis). RAI further represents and warrants that it is not a party to or subject to any restrictive covenants, legal restrictions, or other agreements in favour of any entity or person which would in any way preclude, inhibit, impair or limit its ability to performs its obligation under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

9.	GENERAL

(a)

Entire Agreement. This Agreement and any other documents and instruments referred to in this Agreement contain the whole agreement between RAI and the Company with respect to the Services, and there are no representations, warranties, collateral terms or conditions, express or implied, other than as set forth in this Agreement. This Agreement supersedes any written or oral agreement or understanding between RAI and the Company. No change or modification of this Agreement will be valid unless it is in writing and initialled by both RAI and the Company.

(b)

Indemnity. RAI agrees to indemnify the Company from all losses, claims, actions, damages, charges, taxes, penalties, assessments or demands (including reasonable legal fees and expenses) which may be made by any governmental agency or taxing authorities requiring the Company to pay an amount under the applicable statutes and regulations in relation to any Services provided to the Company pursuant to this Agreement. This paragraph will survive termination of this Agreement. RAI further agrees to indemnify the Company from all losses, claims, actions, damages, assessments or demands (including reasonable legal fees and expenses) which result from RAI’s or the Senior Consultant’s negligent acts or omissions.

(c)

Notice. Any notice given or required to be given under this Agreement will be in writing and signed by or on behalf of the Party giving it. Such notice may be served personally and in either case may be sent by priority post, addressed in the case of the Company to its office, and in the case of RAI to the last known address. Any notice served personally will be deemed served immediately, and if mailed by priority post will be deemed served 48 hours after the time of posting.

(d)	No Assignment. RAI may not sell, assign or transfer any rights or interests created under this Agreement or delegate any of RAI’s duties without prior written consent of the Company.

(e)	No Subcontracting by RAI. RAI will not subcontract all or any portion of the Service, without prior written consent of the Company.

(f)

Severability. If any provision of this Agreement is determined by a court or tribunal of competent jurisdiction to be void or unenforceable for any reason whatsoever, then such provision will be severed from this Agreement and will not affect the validity of the remainder of the Agreement.

(g)

Non-Waiver. The failure of either Party to insist upon strict performance of any of the terms or conditions of this Agreement will not be deemed a waiver of any rights or remedies that either Party has and will not be deemed a waiver of any subsequent default in the terms and conditions of this Agreement.

(h)

Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Colorado, excluding its conflict of laws rules, and each Party submits to the jurisdiction of courts of competent jurisdiction in that state.

(i)	Successors. This Agreement will be to the benefit of and be binding on the respective heirs, executors, administrators, and successors of each of the Parties.

(j)	Headings. The headings utilized in this Agreement are for convenience only and are not to be construed in any way as additions or limitations to this Agreement.

(k)	Legal Advice. RAI acknowledges that it has read and understood the Agreement, and acknowledges that it has had the opportunity to obtain independent legal advice with regard to its content.

INTENDING TO BE LEGALLY BOUND, the Parties have signed this Agreement as of the day and year first written above.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

AMERICAN URANIUM CORPORATION	RICH ASSOCIATES, INC.

Per: /s/ Donald K. Cooper	/s/ Robert A. Rich
Authorized Signatory	Robert Rich

Per: /s/ Joseph DiStefano
Authorized Signatory